Robert M. Elwood
 The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
463 Athens Avenue
Wynnewood, PA 19096
Phone: 484.477.2729 Fax: 913.660.9157
robert.elwood@1940actlawgroup.com

DRAFT
[DATE]

World Funds Trust
8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235

Unified Series Trust
2960 N. Meridian St., Suite 300
Indianapolis, IN 46208

Re:	Toreador Core Fund Reorganization

Ladies and Gentlemen:

We are acting as special tax counsel to World Funds Trust, a Delaware statutory trust, with its principal place of business at 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235 (“New Trust”), on behalf of a single segregated portfolio of assets (“series”) thereof listed under the heading “Acquiring Fund” on Schedule A attached hereto (“Schedule A”) (“Acquiring Fund”), and Unified Series Trust, an Ohio business trust, with its principal place of business at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208 (“Old Trust”), on behalf of the series thereof listed under the heading “Acquired Fund” on Schedule A (“Acquired Fund” and, together with the Acquiring Fund, the “Fund”), in connection with the reorganization (the “Reorganization”) contemplated by the Agreement and Plan of Reorganization (the “Agreement”) made as of [Date] by and between New Trust, on behalf of the Acquiring Fund, and Old Trust, on behalf of the Acquired Fund. The Reorganization will consist of the transfer of all of the assets of the Acquired Fund to the Acquiring Fund (which is being established solely for the purpose of acquiring those assets and continuing such Acquired Fund’s business) in exchange solely for voting shares of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all liabilities of the Acquired Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, as provided in the

World Funds Trust
Unified Series Trust
[Date]

Agreement. The Reorganization is scheduled to close on the date of this letter (the “Closing Date”).

In connection with rendering our opinion, we have examined: (i) the Agreement; (ii) the Registration/Proxy Statement; (iii) the representation letters of New Trust and Old Trust executed in connection with the Reorganization (collectively, the “Representation Letter”); (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion; and (v) the Code,1 applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter.

For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letter are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. We have relied on the representations and warranties in the Agreement and the representations in the Representation Letter in rendering our opinion. To the extent that any of the representations or warranties in the Agreements or any of the representations in the Representation Letter is inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

In addition, we have assumed with your consent that: (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the Registration/Proxy Statement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the statements and representations concerning the Reorganization set forth in the Registration/Proxy Statement, the Representation Letter, the Agreement, and the other documents referred to herein are, and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other

_____________________________
1 All references to the “Code” are to the Internal Revenue Code of 1986, as amended. Unless otherwise defined in this letter, all capitalized terms shall have the meaning set forth in the Agreement.

World Funds Trust
Unified Series Trust
[Date]

statement in the Registration/Proxy Statement, any Representation Letter, the Agreement, or any other document referred to herein made “to the knowledge” or similarly qualified is, and, as of the effective time of the Reorganization, will be, in each case, correct without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or other statement contained in the Registration/Proxy Statement, any Representation Letter, the Agreement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes:

(a)      The Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Acquired Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and the Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(b)      The Acquired Fund will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Acquired Fund Shares;

(c)      The Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(d)      The Acquiring Fund’s basis in each Asset will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

World Funds Trust
Unified Series Trust
[Date]

(e)      A Shareholder will recognize no gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization;

(f)      A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Acquired Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

(g)      For purposes of section 381, Acquiring Fund will be treated just as Acquired Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Acquired Fund’s taxable year, Acquired Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no Reorganization, and the part of Acquired Fund’s taxable year before the Reorganization will be included in Acquiring Fund’s taxable year after the Reorganization subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

This is a limited scope opinion. The opinion is limited to one or more federal income tax issues addressed in the opinion. Additional issues may exist that could affect the federal tax treatment of the matter that is the subject of the opinion, and the opinion does not consider or provide a conclusion with respect to any additional issues. With respect to any federal tax issues outside the limited scope of the opinion, the opinion was not written, and cannot be used by the taxpayers for the purpose of avoiding penalties that may be imposed on the taxpayers. Moreover, there is no compensation arrangement and no referral agreement between us and any person with respect to promoting, marketing, or recommending the transaction (or any substantially similar arrangement) that is the subject of the opinion.

This opinion expresses our views only as to certain U.S. federal income tax consequences of the Reorganization, and no opinion is expressed as to the tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matter addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirements set forth in Section 6.3 of the Agreement and may be relied upon only by

World Funds Trust
Unified Series Trust
[Date]

Old Trust, the Acquired Fund and its shareholders, New Trust, and the Acquiring Fund and its shareholders. This opinion letter (and the opinions expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the “Act”), we hereby consent to the use of our name under the heading “Information About the Reorganization — Federal Income Tax Consequences” in the Registration/Proxy Statement and to the filing of this opinion as an exhibit to the registration statement of the New trust or Old Trust, as deemed appropriate by legal counsel to the New Trust or Old Trust. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

On behalf of The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law GroupTM

SCHEDULE A

THE ACQUIRED FUND THE ACQUIRING FUND (the Acquired Fund is a series of OLD TRUST) (the Acquiring Fund is a series of NEW TRUST)
Toreador Core Fund	Toreador Core Fund